Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-11998, 333-107242, 333-129762, 333-157585, 333-161207, 333-163445 and 333-163446 on Form S-8, and in Registration Statements Nos. 333-124713, 333-133573 and 333-158531 on Form S-3 of our reports dated February 28, 2011, relating to the consolidated financial statements and financial statement schedules of PartnerRe Ltd. and subsidiaries and the effectiveness of PartnerRe Ltd.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PartnerRe Ltd. and subsidiaries for the year ended December 31, 2010.

/S/ DELOITTE & TOUCHE
Deloitte & Touche

Hamilton, Bermuda
February 28, 2011